CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports First Quarter 2013 Results
Parma, OH - April 25, 2013 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the first quarter ended March 31, 2013.
2013 First Quarter Review

•
Net sales increased five percent to $254 million compared to net sales of $241 million in the first quarter of 2012. The increase in revenue was primarily driven by higher graphite electrode volumes versus the first quarter of 2012, which had significant customer destocking.

•	EBITDA* was $36 million versus $40 million in the same period last year.

•	Net income was $4 million, or $0.03 per diluted share, versus $18 million, or $0.12 per diluted share, in the first quarter of 2012.

•
Net cash provided by operations was $18 million versus a net use of cash of $15 million in the first quarter of 2012. The year-over-year increase in operating net cash was largely driven by lower working capital investments.

•	Net debt* was $555 million, or virtually flat as compared to net debt at year end 2012.
Craig Shular, Chief Executive Officer of GrafTech, commented, "Supported by a solid balance sheet, GrafTech is well positioned as the industry's low cost and vertically integrated producer to confront this challenging environment. Our team is driven by continuous improvement, providing premier solutions and service to our customers and proactively managing costs within our control."

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* Non-GAAP financial measures. See attached reconciliations.

Industrial Materials Segment
The Industrial Materials segment's net sales for the first quarter of 2013 were $209 million, as compared to $193 million in the first quarter of 2012. Net sales in the current quarter increased primarily due to higher graphite electrode sales volume. The increase is compared to weak volumes in the first quarter of 2012, which had significant customer inventory destocking. Although graphite electrode volumes were higher in the first quarter of 2013, realized pricing for both graphite electrodes and needle coke was lower.
Operating income for the Industrial Materials segment was $16 million in the first quarter of 2013, as compared to $25 million in the first quarter of 2012. The decline reflects lower realized graphite electrode and needle coke prices and higher graphite electrode costs related to the carryover of third party needle coke acquired in 2012.
Higher raw material costs carried into this year will continue to negatively impact our costs in the second quarter of 2013. However, it is important to note that the second half of 2013 is anticipated to benefit from lower costs as the third party higher cost needle coke inventory is depleted and graphite electrode operating rates improve.
Engineered Solutions Segment
Net sales for the Engineered Solutions segment were $45 million in the first quarter of 2013 as compared to $48 million in the first quarter of 2012. The $3 million year-over-year decline in revenue was largely driven by lower sales of advanced graphite material products. As previously guided, operating income for the segment was essentially breakeven in the first quarter of 2013, compared to a net operating loss of $1 million in the same period of 2012.
For the full year 2013, we continue to target double-digit revenue growth for the Engineered Solutions segment with operating income margins in the range of 13 to 15 percent in the second half of the year. We entered the second quarter with demand ramping for thermal management solutions in the advanced consumer electronics industry, which supports our growth expectations for the year.
Mr. Shular commented, "We continue to leverage GrafTech's core competency of providing innovative graphite material science solutions into diverse high-tech industries. New product innovations developed over the past three years are expected to drive nearly one third of Engineered Solutions revenue in 2013."

Corporate
Total company selling and administrative and research and development expenses were $33 million for the first quarter of 2013 versus $43 million in the same period last year. The year-over-year decrease was largely driven by proactive cost management initiatives and lower incentive compensation expense in light of a difficult operating environment. Also contributing to the reduction year-over-year was a bad debt recovery in the current quarter. Due to this item and higher sales commission as revenues increase, we expect overhead expense to be greater in subsequent quarters, which is consistent with our expectation for full year 2013 overhead expense to be approximately $140 million.
Interest expense was $9 million in the first quarter of 2013 compared to $5 million in the same period of the prior year. The increase was largely driven by the issuance of the Senior Unsecured Notes in November 2012.
Mr. Shular commented, "Our team executed previously announced overhead reductions in the quarter including additional rightsizing initiatives, hiring restrictions, suspension of 2013 salary increases and reductions in travel and other discretionary expenses to proactively and aggressively manage costs."
Outlook
Based on the International Monetary Fund's April 16th report, the estimate for global GDP growth has been reduced to 3.25 percent in 2013, a reduction from its January estimate of 3.5 percent. Advanced economies are anticipated to expand at a modest growth rate of 1.2 percent in 2013, following a weak start to the year. Recessionary conditions in Europe are forecasted to persist with economic activity projected to contract 0.3 percent in the region in 2013. The anticipated growth rate for emerging markets and developing economies was also reduced to 5.3 percent in 2013.
On April 22, 2013, the World Steel Association (WSA) cited that global steel production, excluding China, declined 3.6 percent in the first quarter of 2013 as compared to the same period in the prior year. On April 11, 2013, the WSA had also reduced its steel demand growth forecast from 3.2 percent to 2.9 percent in 2013, largely driven by a soft first quarter and a weaker outlook in the European Union. Steel customer confidence remains low given the slow start to the year in steel production.

As a result of the above economic and steel data, we are reducing our targeted EBITDA range for the full year 2013 by approximately five percent to $165 million to $195 million to reflect weaker than previously anticipated demand for graphite electrodes. Given the challenging operating environment, we are also reducing our targeted capital expenditures to $90 million to $110 million.
In the second quarter of 2013, we are targeting EBITDA to be in the range of $30 million to $40 million. Seasonally stronger volumes, compared to the first quarter, in the Industrial Materials segment and improved profitability of the Engineered Solutions segment are anticipated to be offset by the full flow-through of lower 2013 pricing of graphite electrodes. In the second half of 2013, we expect improved profitability due to increased revenue in both business segments and lower costs in the Industrial Materials segment as the carryover of higher cost needle coke inventory is depleted and graphite electrode operating rates increase.
Mr. Shular concluded, "The structural improvements made to strengthen our business model and the strategic initiatives to grow and diversify our Company will enable GrafTech to emerge from this cycle stronger and positioned to exceed our prior peak performance as the industry recovers."
In summary, our expectations for 2013 are as follows:

•	EBITDA targeted in the range of $165 million to $195 million (previous guidance was $175 million to $205 million);

•	Overhead expense (selling and administrative, and research and development expenses) of approximately $140 million;

•	Interest expense in the range of $35 million to $40 million;

•	Capital expenditures in the range of $90 million to $110 million (previous guidance was $90 million to $120 million);

•	Depreciation expense in the range of $90 million to $95 million;

•	An effective tax rate in the range of 33 percent to 36 percent; and

•	Cash flow from operations in the range of $150 million to $180 million.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.graftech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.graftech.com, in the investor relations section.

GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.graftech.com. This includes its annual report on Form 10-Q for the period reported. The information in our website is not part of this release or any other report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio, GrafTech employs approximately 3,000 people. For more information, call 216-676-2000 or visit www.graftech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2013; expected future or targeted operation and financial performance; growth prospects and rates; the markets we serve; our profitability, cash flow, and liquidity; future sales, costs, cost management, working capital, revenues, and business opportunities and positioning; strategic plans; stock repurchase plans; supply chain management; the impact of cost competitiveness and liquidity initiatives; changes in production capacity, operating rates or efficiency in our operations or our competitors' or customers' operations; capital expenditures; future prices and demand for our products and changes therein; product quality; diversification, new products, and product improvements and their impact on our business, the impact of acquired businesses and backward integration; investments and acquisitions that we may make in the future; the integration of acquisitions into our operations; financing (including factoring and supply chain financing) activities; liquidity and debt levels; our customers' operations, production levels and demand for their products; our position in markets we serve; regional and global economic and industry market conditions and changes therein, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; tax rates and the effects of jurisdictional mix; the impact of accounting changes; depreciation and amortization expenses and currency exchange and interest rates and expenses.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, from those set forth in these statements due to various factors, including: the extent of any adjustments to our announced 2013 first quarter results; the actual timing of the filing of our Form 10-Q with the SEC and potential effects of delays in such filing; failure to achieve earnings or other estimates; the actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements having a material impact on results of operations or financial positions; failure to successfully develop and commercialize new or improved products; adverse changes in inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in or non-consummation of investments or acquisitions that we may make in the future; failure to successfully integrate into our business any completed investments and acquisitions or to successfully realize upon completed investments; failure to achieve expected synergies or the performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from organizational changes and restructurings; negative developments relating to health, safety or environmental compliance or remediation or liabilities; downturns, production reductions or suspensions, or changes in steel and other markets we or our customers serve; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases, including growth by producers in developing countries; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over U.S. fiscal policy or the continuation of the European debt crisis; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2012	As of March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,317	$11,304
Accounts and notes receivable, net of allowance for doubtful accounts of $7,573 as of December 31, 2012 and $6,336 as of March 31, 2013	236,429	188,761
Inventories	513,065	538,222
Prepaid expenses and other current assets	56,190	58,087
Total current assets	823,001	796,374
Property, plant and equipment	1,532,359	1,537,488
Less: accumulated depreciation	698,452	705,785
Net property, plant and equipment	833,907	831,703
Deferred income taxes	6,157	5,876
Goodwill	498,261	497,681
Other assets	136,589	130,513
Total assets	$2,297,915	$2,262,147
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$128,120	$94,437
Short-term debt	8,426	2,102
Accrued income and other taxes	30,923	28,682
Supply chain financing liability	26,962	12,659
Other accrued liabilities	50,953	58,784
Total current liabilities	245,384	196,664

Long-term debt	535,709	551,886
Other long-term obligations	125,005	121,587
Deferred income taxes	41,966	38,301

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 150,869,227 shares issued as of December 31, 2012 and 151,356,901 shares issued as of March 31, 2013	1,509	1,516
Additional paid-in capital	1,812,592	1,816,133
Accumulated other comprehensive loss	(280,678)	(284,454)
Retained earnings	66,884	71,094
Less: cost of common stock held in treasury, 16,418,710 shares as of December 31, 2012 and 16,503,525 shares as of March 31, 2013	(249,487)	(249,656)
Less: common stock held in employee benefit and compensation trusts, 76,095 shares as of December 31, 2012 and 73,522 shares as of March 31, 2013	(969)	(924)
Total stockholders’ equity	1,349,851	1,353,709
Total liabilities and stockholders’ equity	$2,297,915	$2,262,147

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2013

Net sales	$240,938	$253,727
Cost of sales	174,007	205,177
Gross profit	66,931	48,550
Research and development	4,199	3,093
Selling and administrative expenses	38,725	29,713
Operating income	24,007	15,744

Other (income) expense, net	(3,423)	550
Interest expense	4,762	9,008
Interest income	(81)	(64)
Income before provision for income taxes	22,749	6,250

Provision for income taxes	5,220	2,040
Net income	$17,529	$4,210

Basic income per common share:
Net income per share	$0.12	$0.03
Weighted average common shares outstanding	143,795	134,646

Diluted income per common share:
Net income per share	$0.12	$0.03
Weighted average common shares outstanding	144,499	134,833

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2012	2013
Cash flow from operating activities:
Net income	$17,529	$4,210
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	16,087	20,376
Deferred income tax provision	(218)	(1,660)
Post-retirement and pension plan changes	796	1,141
Currency gains	(139)	23
Stock-based compensation	3,538	2,366
Interest expense	2,975	3,433
Insurance recoveries	4,007	—
Other charges, net	(6,447)	262
Increase in working capital*	(47,110)	(8,934)
Increase in long-term assets and liabilities	(6,392)	(3,218)
Net cash (used in) provided by operating activities	(15,374)	17,999

Cash flow from investing activities:
Capital expenditures	(31,424)	(13,156)
Proceeds from derivative instruments	3,623	2,181
Other	53	—
Net cash used in investing activities	(27,748)	(10,975)

Cash flow from financing activities:
Short-term debt reductions, net	(3,012)	(6,324)
Revolving Facility borrowings	100,000	66,000
Revolving Facility reductions	(47,000)	(52,500)
Principal payments on long-term debt	(97)	(99)
Supply chain financing	(5,262)	(14,304)
Proceeds from exercise of stock options	92	132
Purchase of treasury shares	(1,185)	(181)
Other	(127)	(5,647)
Net cash provided by (used in) financing activities	43,409	(12,923)

Net increase (decrease) in cash and cash equivalents	287	(5,899)
Effect of exchange rate changes on cash and cash equivalents	101	(114)
Cash and cash equivalents at beginning of period	12,429	17,317
Cash and cash equivalents at end of period	$12,817	$11,304
* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$72,481	$47,767
Inventories	(100,674)	(23,789)
Prepaid expenses and other current assets	(4,087)	(1,186)
Decrease in accounts payable and accruals	(14,610)	(36,596)
(Decrease) increase in interest payable	(220)	4,870
Increase in working capital	$(47,110)	$(8,934)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY (Dollars in thousands) (Unaudited)
	For the Three Months Ended March 31,
	2012	2013
Net sales:
Industrial Materials	$192,996	$208,777
Engineered Solutions	47,942	44,950
Total net sales	$240,938	$253,727

Segment operating income:
Industrial Materials	$24,925	$16,078
Engineered Solutions	(918)	(334)
Total segment operating income	$24,007	$15,744

Operating income margin:
Industrial Materials	12.9%	7.7%
Engineered Solutions	(1.9)%	(0.7)%
Total operating income margin	10.0%	6.2%

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended March 31,
	2012	2013
Net sales	$240,938	$253,727
Net income	$17,529	$4,210
Add:
Income taxes	5,220	2,040
Other (income) expense, net	(3,423)	550
Interest expense	4,762	9,008
Interest income	(81)	(64)
Depreciation and amortization	15,848	20,376
EBITDA	$39,855	$36,120

NOTE ON EBITDA RECONCILIATION: EBITDA and adjusted EBITDA are non-GAAP financial measures that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA and adjusted EBITDA measures are generally accepted as providing useful information regarding a Company’s ability to incur and service debt. GrafTech also believes that EBITDA and adjusted EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA and adjusted EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA and adjusted EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA and adjusted EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA and adjusted EBITDA measures under its senior secured revolving credit facility.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	As of December 31, 2012	As of March 31, 2013

Long-term debt	$535,709	$551,886
Short-term debt	8,426	2,102
Supply chain financing	26,962	12,659
Total debt	571,097	566,647
Less:
Cash and cash equivalents	17,317	11,304
Net Debt	$553,780	$555,343

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a Company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility.